Exhibit 5.1

KPMG LLP
Bay Adelaide Centre	Telephone (416) 777-8500
Suite 4600	Fax (416) 777-8818
333 Bay Street	www.kpmg.ca
Toronto, ON
M5H 2S5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of:

•

our Report of Independent Registered Public Accounting Firm dated January 31, 2019 addressed to the board of directors and shareholders of Norbord Inc. (the “Company”), on the consolidated financial statements of the Company comprising the consolidated balance sheets of the Company as of December 31, 2018 and December 31, 2017, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period then ended, and the related notes (collectively, the “consolidated financial statements”), and

•	our Report of Independent Registered Public Accounting Firm dated January 31, 2019 on the Company’s internal control over financial reporting as of December 31, 2018,

in Amendment No. 1 to Form F-10 of the Company dated April 1, 2019 and the accompanying prospectus and to the reference to our firm under the heading “Auditors, Transfer Agent, Registrar and Trustee” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

April 1, 2019